Exhibit 99.1
EDAC TECHNOLOGIES REPORTS RECORD QUARTERLY OPERATING PROFIT
FARMINGTON, Conn., April 30, 2007 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported record results for the first quarter of 2007.
Sales for the first quarter of 2007 were $12,316,000 and net income was $781,000 or $0.16 per diluted share, versus sales of $9,596,000 and net income of $293,000 or $0.06 per diluted share for the first quarter of 2006. Income from operations increased to $1,430,000 in 2007 from $611,000 in 2006. The first quarter of 2006 included costs of $226,000 associated with expansion of our manufacturing capacity by approximately 24,000 square feet and other non-recurring expenses.
Dominick A. Pagano, President and Chief Executive Officer, said, “We are very pleased with the continued strong results. Our operating profit for the first quarter was the highest in our history. Total backlog increased from $28,800,000 at the end of the fiscal 2006 to $31,600,000 at the end of the first quarter. As recently announced, our first quarter sales were our highest quarterly sales in six years. Sales increased $2,751,000 in our Precision Aerospace product line for the first quarter 2007 compared to the first quarter 2006. Our 2007 capital plan includes over $3.7 million in machinery and equipment additions to increase productivity and production capacity. Through the first quarter we have invested over $579,000 in machinery and equipment and have made commitments for an additional $1 million. We’ve made these investments to meet our sales backlog requirements and to further position us for future growth. We will continue to pursue opportunities that will strengthen EDAC for the long term.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the quarter ended
	March 31,	April 1,
	2007	2006

Sales	$12,315,638	$9,595,579
Cost of Sales	9,968,094	7,970,934

Gross Profit	2,347,544	1,624,645
Selling, General and Administrative Expenses	917,625	1,013,865

Income From Operations	1,429,919	610,780

Non-Operating Income (Expense):
Interest Expense	(194,436)	(153,399)
Other	4,795	14,388

Income Before Income Taxes	1,240,278	471,769
Provision for Income Taxes	459,000	179,000

Net Income	$781,278	$292,769

Income per common share data:
Basic income per share	$0.17	$0.06

Diluted income per share	$0.16	$0.06

Weighted average shares outstanding:
Basic	4,532,687	4,506,145
Diluted	4,829,478	4,791,735

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 30,	December 30,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash	$637,441	$925,197
Accounts receivable, net	7,215,186	7,331,226
Inventories, net	8,632,477	8,234,866
Prepaid expenses and other current assets	244,227	56,438
Refundable income taxes	140,650	140,650
Deferred income taxes	211,394	211,394

Total current assets	17,081,375	16,899,771

PROPERTY, PLANT AND EQUIPMENT	31,225,772	30,646,744
Less: accumulated depreciation	20,873,938	20,315,938

	10,351,834	10,330,806

DEFERRED INCOME TAXES	1,022,786	1,248,786

OTHER ASSETS	80,292	86,001

TOTAL ASSETS	$28,536,287	$28,565,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving line of credit	$850,000	$1,000,000
Current portion of long-term debt	1,926,779	1,895,436
Trade accounts payable	4,541,348	4,806,090
Employee compensation and amounts withheld	1,454,907	1,511,820
Accrued expenses	509,640	355,415
Customer advances	55,377	120,767

Total current liabilities	9,338,051	9,689,528

LONG-TERM DEBT, less current portion	7,586,279	8,081,720

OTHER LONG-TERM LIABILITIES	163,981	163,981

SHAREHOLDERS’ EQUITY:
Common stock	11,345	11,316
Additional paid-in capital	9,567,222	9,530,688
Retained earnings	3,352,450	2,571,172
Accumulated other comprehensive loss	(1,483,041)	(1,483,041)

Total shareholders’ equity	11,447,976	10,630,135

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,536,287	$28,565,364

Contact:
Glenn L. Purple
Vice President-Finance
860 677-2603